FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 1

Exhibit 99.2

VWPT – Q1 2007 Viewpoint Corporation Earnings Conference Call

Event Date/Time: May 9, 2007 / 9:00 a.m. ET

Transcript

Julie Prozeller, Financial Dynamics

Operator:

My name is (Julie) and I will be your conference operator today. At this time I would like to welcome everyone to the Viewpoint First Quarter 2007 Financial Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Ms. Prozeller, you may begin your conference.

Julie Prozeller:

Thank you Operator. Good morning everyone and welcome to the Viewpoint First Quarter 2007 Financial Results conference call. Hosting the call today are Patrick Vogt, President and CEO and Chris Duignan, CFO. The press release and financial statements associated with today’s call were released this morning.

You may see a copy of the press release posted to Viewpoint’s website at www.viewpoint.com or if you do not have internet access please call

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 2

Financial Dynamics at (212) 850-5600. We will begin with formal remarks from management which will be followed by a question and answer session. Prior to the question and answer session the operator will review instructions for the listeners on how to ask a question.

Please be advised that during this call, the management of Viewpoint may make comments of the future expectations, plans and prospects that can constitute forward looking statements within the meaning of the Securities Litigation Act of 1995, particularly statements regarding future financial and operating results of the company.

These statements are based on management’s current beliefs and expectations and are subject to uncertainties and change in circumstance. Actual results may differ materially from those expressed and implied in these statements due to changes in the economy, business, competitive environment and technological and regulatory factors.

Detailed information about these and other factors may be found in Viewpoint’s filings with the SEC, especially the most recent annual report on Form 10K and quarterly report on Form 10Q as well as its press release and financial statements released this morning.

Also on today’s call our speakers will reference certain non GAAP financial measures which we believe will provide detailed information for investors. Reconciliation of those measures to GAAP are presented in the company’s recent press release dated May 9, 2007 which is available on the company’s website at www.viewpoint.com.

Now I’d like to turn the call over to Patrick Vogt. Patrick please go ahead.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 3

Patrick Vogt, President and CEO of Viewpoint Corporation

Patrick Vogt:

Thank you Julie. Good morning everyone. I want to thank you for joining the Viewpoint earnings call. On today’s call I’ll start by reviewing our first quarter 2007 results and our outlook for the second quarter and the remainder of the year.

I’ll then talk about several exciting initiatives that complement our growth strategy including our partnership with DG FastChannel and the close of the MAKOS acquisition. Chris Duignan will then take you through the detailed financial results and we’ll finally open it up to your questions.

Our first quarter revenue was in line with our expectations at $3.3 million, a decrease from $4.3 million last quarter and $4 million in first quarter 2006. Revenue was driven by the strength of Unicast ad delivery products and our search business.

Q1 is a seasonally slow quarter for us and our results again were within our expectations. Adjusted operating income for the quarter was a negative $1.3 million which represents and improvement compared to Q1 2006 and was in line with our expectations. We’re confident about our ability to continue to improve our operational efficiency of our company as we move forward.

Let’s talk about Unicast. Unicast first quarter revenue was $1.1 million, a decrease from $1.7 million last quarter and $1.6 million in the first quarter 2006. Unicast ad delivery services grew 30% year over year, the most profitable part of the Unicast ad solutions business.

We did see continued softness in the automotive sector but we expect the automotive business to rebound in the second half. We’ll be launching our

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first Unicast ad campaign featuring our new high definition 3-D technology. This is a milestone in that we’ve completed the build portion of the strategy and now we can aggressively begin selling and marketing all of our services.

The Studio – the Studio first quarter revenue was $719,000, an increase from $600,000 in the first quarter of 2006 and a decrease from $1 million last quarter. The Studio business remains stable as we continue to grow our customer pipeline.

Search – The Search business for the first quarter was $1.5 million, in line with last quarter and a decrease from $1.8 million in first quarter 2006. We experienced some success by changing our Search business model from a utility model to an application base model. This has added more value from our customers and reduced our churn rate.

We’re also now one of the top distributors of Yahoo Search pages and we’ll be adding more of their services in the months to come. We expect our Search business to grow sequentially from Q1 to Q2. Let’s talk about the outlook for Q2 and 2007.

Our second quarter outlook is strong and our pipeline will continue to grow throughout the year. We expect significant sequential improvement in both revenue growth and overall profitability in Q2. Our marketer direct channel is really gaining momentum. In Q2 our Toys ‘R Us business was strong and we expect it to continue throughout 2007.

In addition, we won a new marketer direct customer, LG Electronics this quarter. Both of these customers have potential to drive multimillion dollars worth of business this year. We anticipate that the MAKOS acquisition and

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the DG FastChannel relationship will drive incremental Unicast revenue as well this year for us.

Let’s talk about the DGFC, the DG FastChannel partnership. As you probably know, this week Viewpoint and DG FastChannel announced a strategic partnership. This is a strategic initiative for both companies. DG FastChannel is the leading provider of digital ad solutions for broadcast TV, radio and print advertising.

Unicast was selected to power their new internet products and services. Starting immediately, DG FastChannel and Unicast will launch a next generation ad platform for managing and delivering advertising across all media.

Key areas of this partnership are number one, the new ad platform will allow marketers to turn their broadcast video assets into rich media display ads for the web which are pre-certified to run on thousands of publisher sites. Number two, DG FastChannel manages over $14 billion of mission critical marketing assets and will now offer Unicast online ad solutions to their 5,000 customers.

Number three, the Unicast ad platform will drive efficiencies in creation, delivery and reporting for rich media and video campaigns through DG FastChannel’s digital media services. Scott Ginsburg is the Chairman and CEO of DG FastChannel.

Scott and I and our teams spent time creating and integrating this new online offering. The services will include online ad production, serving and reporting which will enable delivery of full end to end advertising media services for our customers.

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We’re extremely pleased with the progress thus far. We have customer prospects and expect to close some very, very soon. Scott has truly done a wonderful job in creating a best in class media services company. We’re proud to be a part of the new DG FastChannel products and services offerings.

As part of the strategic partnership DG FastChannel is also investing $4.3 million in Viewpoint Corporation. Let’s talk about MAKOS. As you’re aware, last week we announced the closing of the MAKOS acquisition which signifies the execution of our strategy to assemble all the expertise and capabilities to drive growth in our business.

This acquisition is an important step in our long term vision to build the industries best internet marketing technology company. Once again, the key benefits of this acquisition are number one, it provides strong creative and story boarding capabilities (for) our customers.

It provides, number two, it provides the broadcast capabilities and local reach for our Unicast rich media products. And finally, it accelerates the growth of our marketer direct channel. We now have a full service offering which will enable us to accelerate the organic growth of our business.

Let’s talk about our technology and products. We recently announced (Fuse 2.0), the latest version of our content delivery technology which Powers the Unicast ad platform. (Fuse 2.0) combines the ability to build cutting edge engaging ad formats using the latest features of Flash, video and 3-D.

In addition to the new ad creation features we combine easy to use self service tools leveraging (Ajax) technology. These tools make it easier to manage campaigns, metrics and reporting and allow agencies and publishers to truly improve the efficiency in how we manage, in how they manage ad campaigns.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 7

We’re also excited about industry consolidation. We’re seeing more opportunities in the publisher and agency space because they want independent, unbiased ad solution providers. Let’s talk about our high definition 3-D ad formats.

We recently announced the launch of Unicast high definition 3-D. In response to customer requests we created this 3-D ad suite to better, for a better means of marketers to engage with their customers on the web. The ad suite leverages incredible visual fidelity of pre-rendered video. This brings the same high quality 3-D effects of movies, high definition TV and videogames into the online advertising media.

The launch of Unicast HD 3-D signifies the beginning of a new era in online advertising. The integrated mix of 3-D, video and flash will become the industry standard for high end branding and online marketing in the months to come.

I also want to talk about the Unicast ad platform and where we’re taking it into other areas such as console games. We’ve begun to integrate our Unicast ad platform and our ad packet technology into console games. We now have this working in our labs.

This will make cross platform campaign management processes including creative development, trafficking, delivering and reporting more efficient and more accessible by consolidating each function within a single interface. Let’s talk about Unicast ad platform and the mobile environments.

We’ve entered the mobile advertising space first as a delivery and reporting engine for rich media micro sites and the next phase will include importing

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 8

our rich media ad serving platform into the mobile environment, basically cell phones.

Our ultimate goal around the Unicast ad platform is to create an ad delivery platform which can repurpose assets and manage campaigns across mobile, console games and the internet via single self service tool and interface. Now I’d like to talk about customer wins.

The new customer wins for Q1 2007 across all of our product groups and distribution channels include JetBlue, Lions Gate Films, Intuit, Audible.com, Campbell’s, Daily Advertising, CCA Advertising, Ghost Diamonds, Game Trailers.com, (Ask Min).com, Napster, Parent Center, Vibe, Barron’s, Cars Direct.

In summary, you can see the power of what we’ve built as a company over the past 20 months. We told you that our customer scorecard was to focus on three core strategic initiatives. Number one, to build marketer direct business by adding five to 10 new marketer direct customers this year.

I’m pleased to announce that we’re making significant progress and are ahead of schedule to deliver on this goal. To add three to five new straight strategic agency partnerships in ’07 we are now the exclusive ad solution rich media provider for initiative advertising and spring box advertising.

In addition, the DG FastChannel partnership will be heavily focused on supporting our advertising agency channel. And number three, to replicate the AOL business model with other major publishers. We’re making great progress here.

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We have strategic talks and discussions going on around creating custom ad products for publishers and the licensing of our technology to some of the most prominent publishers in the industry, and you’ve probably seen some public information around NBC that has recently been announced by them with us, with them using some of our custom ad formats.

In closing, on our previous earnings call I stated that we expected to exit the build phase of our strategy in early Q3. We’re ahead of that plan and exiting that build phase right now. So what does this mean?

We’re now beginning to fine tune what we’ve built. In the build phase we had to carefully manage our customer growth. In the refine phase we will become more aggressive since now we have the platform products and services to truly scale our business and support our customers.

In the next few weeks you’ll see us aggressively marketing Unicast products and services with an extensive ad campaign. This campaign is a case study on what we’ve built. Let me take you through that. The concepting and story boarding for this campaign was done by the MAKOS team.

The production was completed by the Studio team leveraging our high definition 3-D technology. And finally, the campaign management delivery metrics and reporting will be managed by the Unicast ad platform and that team.

Our Unicast ad campaign truly represents what we can deliver for our customers. We are now in a position to grow and aggressively scale our domestic business. We will also be able to easily enter international markets in the second half now that we’ve built a global platform.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 10

We look forward to delivering strong financial results now that we have all the tools in place to do that. I want to close by saying that I’m very please to announce Chris Duignan’s appointment to Chief Financial Officer. Chris has done an exceptional job as interim CFO over the past several months and I look forward to continue to work with him closely.

With that I’ll hand it over to Chris to cover the detailed financial results and then we’ll open it up to your questions. Chris? With that I’ll hand it over to Chris to cover the detailed financial results and then we’ll open it up to your questions. Chris?

Chris Duignan, CFO of Viewpoint Corporation

Chris Duignan:

Thanks Patrick. And thanks everybody for joining us this morning. Top line revenue for the first quarter of 2007 was $3.3 million, a 22% decrease compared to the fourth quarter which is typically our strongest quarter of the year. And a decrease of 17% as compared to the first quarter of 2006.

Gross profit for the first quarter of 2007 was $2.3 million, a decrease of 25% as compared to our seasonally strong fourth quarter and in line with $2.3 million for the first quarter of 2006. Unicast, our advertising business, recorded $1.1 million in top line revenue, a decrease of 34% from $1.7 million in the fourth quarter and a decrease of 30% from $1.6 million in the first quarter of 2006.

And to top line revenue in Q1 2006 included a significant amount of lower margin media revenue which explains the increase in gross margin from Q1 2006 to Q1 2007. We are very pleased with the momentum of the ad delivery business and we expect this momentum to accelerate considerably as a result of our partnership with DG FastChannel.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 11

An exciting opportunity which will leverage our entire Unicast platform, online service and generate a strong pipeline for new customers for Viewpoint. As Patrick mentioned, we also recently expanded our services offering through the acquisition of MAKOS and the launch of our new HD 3-D ad format most of which we expect to drive revenue growth in the Unicast business going forward.

Turning to our Search business we recorded $1.5 million of Search revenue in this quarter, in line with last quarter, and a decrease of 17% from the $1.8 million in the first quarter of 2006. We have succeeded in stabilizing the business and continue to execute on our strategy to stimulate revenue growth.

Total services revenue for the first quarter was $700,000. This is compared to $1 million in Q4 and $600,000 in Q1 2006. Operating loss for the first quarter of 2007 was $2 million as compared to an operating loss of $1.1 million in the fourth quarter of 2006, an improvement of $1.1 million as compared to $3.1 million for the first quarter of 2006.

Year over year improvement highlights our commitment to effective cost management as we grow the business. This is reflected in our year over year decrease in all major operating expense categories, about a total of $700,000 excluding stock based compensation decrease.

Net loss for the first quarter was $2 million or 3 cents per share compared to a net loss of $600,000 or 1 cent per share in the fourth quarter of 2006 and a net loss of $3.9 million or 6 cents per share in the first quarter of 2007. Our earnings announcement includes a table that provides adjusted operating income or AOI.

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As we have said in the past, AOI which is our version of the term EBITDA is an important measurement tool in assessing our progress to manage the operating assets of our company. Our adjusted operating income specifically excluded in addition to the terms that are in EBITDA, non cash stock based compensation, good will impairment and the structuring to reach our EBITDA equivalent.

We’ve included a reconciliation of AOI to GAAP operating (unintelligible) in our press release. AOI for the quarter was negative $1.3 million compared to negative $375,000 in Q4 of last year, primarily as a result of the decrease in revenue.

AOI for the quarter improved significantly compared to negative $2.1 million for the first quarter of 2006. Headcount at the end of March was 93 employees. Including the MAKOS acquisition on April 30th we expect our headcount to remain between 100 and 110 throughout 2007.

With cash, cash equivalents and marketable securities as of March 31, 2007 were $2.8 million. This can be compared to cash, cash equivalents, marketable securities of $4.3 million as of December 31, 2006. As you know our cash position has improved significantly as a result of the $4.3 million investment (unintelligible) and $1 million that’s the long term Viewpoint investor, Gruber & McBaine Capital Management.

These investments represent strong support to our strategy, confidence in each direction (unintelligible). The operational progress remained (unintelligible) in the quarter set the stage for strong growth in Q2 and beyond. As the result of the consistent execution of our strategy (unintelligible) significant improvement in the bottom line results of 2007.

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(Unintelligible). (Unintelligible).

Patrick Vogt:	Thank you Chris. Operator let’s open it up for questions.

Question and Answer Section

Operator:

At this time I would like to remind everyone if you would like to ask a question press star then the number (unintelligible). We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Richard Fetyko with Merriman, Curhan, & Ford.

Richard Fetyko: Patrick Vogt: Richard Fetyko:

Hey guys.

Hey Richard, how are you?

There was a little bit of an echo on the line but I think I heard everything. I would just, you know a couple of things, you sound very confident about the second quarter outlook. You mentioned significant increases in revenues anticipated in the second quarter and the rest of the year.

Could you kind of describe your pipeline and then what gives you that sort of visibility and confidence perhaps you know near term as well as in the second half of ’07?

And then I’m curious about the DG FastChannel relationship. How quickly do you expect to close some of the you know first accounts or ad agency customers and when will the revenue flow from this partnership you know become material to you?

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Patrick Vogt:

Yeah, thanks Richard. Yeah, I’ll cover the first part around our look at Q2 business and beyond for the remainder of 2007. I wanted to start with when I joined I signed a 4-1/2 year contract and part of that was clearly communicating on previous earnings calls that we were going to be building an internet marketing technology company and an internet marketing technology platform.

And that included integrating our delivery technology and improving upon it, our visualization technology, our client application technology. So what we’ve done is we’ve built that now and we’ve really only been aggressively selling that for six months. So we’re getting better visibility than we’ve ever had, into our business partially because of the strategic marketer direct partnerships in addition to our strategic publisher partnerships.

Right now those channels are doing very, very well for us. As I stated, Toys ‘R Us and LG, they could be multimillion dollar customers this year. We’re in the planning process and at the tables discussing their budgets and what they should be doing with them. Therefore, we’re becoming a little bit more strategic.

We’ve also made great progress in the publisher state so we have great visibility into what we’re doing with (C Net) as we’ve announced that sometime ago, that relationship is now starting to take off. We’ve been able to harvest some of that business.

NBC, Fox, Yahoo, MSN, all of these discussions we are having are going to help our business going forward. So I think that’s where we see the visibility and we’re very bullish on Q2 with a significant increase in revenue and bottom line profitability.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 15

I also want to highlight that you kwon the profitability piece, I think Chris articulated it very well in his part of the discussion. As we’ve been building this platform we’ve also been becoming more efficient as an organization. And the MAKOS acquisition allows us to build out some operational areas of our business in a lower cost environment as well to become more efficient as a company.

So that’s part of the strategy. We’ve exited that build phase and now we’re ready to scale the business and we have all the tools to drive strong financial results going forward. Regarding the DG relationship, DG FastChannel is the leading provider of media services before print, broadcast TV and radio advertising.

In essence they are, you know they hold the largest market share there and have great customer relationships. They also have over 21,000 radio stations and TV stations in their network. And they pretty much are the ones that have driven the digital distribution of these types of broadcasts and video assets.

Their customers and our customers are asking for a solution that can be delivered across all media instead of managing internet separately from broadcast, print and radio. And what we’ve done, what we’re going to be doing as a company together is putting this together to have the first platform that can measure all medium across the marketing value chain so to speak.

So we’re real excited about the DG FastChannel relationship. The net, net of it is you know DG, a lot of technology providers have selected us because of our (unintelligible) capabilities and our production technology in addition to our great delivery technology.

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And then what we’ve needed is customers and building that scale. And that, a lot of their focus will be on the agencies (unintelligible). Did I cover your questions there okay Richard?

Richard Fetyko:	Yeah. I was just wondering when you would anticipate some of the first customer wins to come and the revenue you know begin to flow?

Patrick Vogt:

You know I’ve been somewhat stealth as a CEO because I like, I’m more conservative in how we announce things. And you know this relationship is great. Scott and I have had customer conversations and our teams have had conversations with customers.

I’d expect us to be closing some customers very quickly. You know this, the product is ready and we’re beginning to sell it in May as we announced.

Richard Fetyko:	Yeah. I was listening to their, DG FastChannel’s conference call yesterday and Scott mentioned that they had one large, very large customer in the contract signing stage.

Patrick Vogt:

Yeah. And I would tell you that I’ve been very impressed with Scott and his management team and the entire company. They truly, truly provide a great level of service that no one does in their industry. And now that we’re going to be powering the online services for them we’re really, really excited.

Richard Fetyko:	What about the selling process? Will you be going on a sort of joint sales pitches with the sales folks from DG FastChannel?

Patrick Vogt:

Yeah. Scott and I will be part of that initial road show. Naturally that will be for some of the larger customers, both, you know both advertisers and marketer direct customers. Both advertisers and as we call them marketer

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direct customers of both companies in addition to the large and expensive relationships that DG FastChannel has in the agency.

Richard Fetyko:

Got you. And then also on the MAKOS, I’m just wondering you know if you could give us an update on the integration or sort of a training I guess on the Unicast platform I believe you sort of had to (unintelligible) some of the MAKOS…

Patrick Vogt: Chris Duignan: Patrick Vogt:

We are pretty…

…salespeople on the platform.

Yeah. We are pretty much complete with the business and sales engagement integration. The integration work with MAKOS that has the continuous more on the HR front than getting them into our system and into our payroll. I think we’ve, they’ve just entered our payroll from that standpoint. So more of the IT, internal integration stuff we still have to finalize that. We have to finalize that over the next few weeks.

MAKOS, I’ll give you a few examples, I gave an example of the Unicast ad campaign which we’re very excited about where MAKOS did the concepting and story boarding. Our Studio did the production and then Unicast will do the ad delivery campaign management of it. That’s an example of what we can provide now to customers.

And recently in the LG win Unicast won that business and then LG loved what we were doing for them and asked us to come in and bid on other business to do concepting and story boarding. And Unicast was able to, MAKOS was able, the MAKOS team was able to come in there and help us win more business in that area.

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So we’re very excited about what MAKOS brings to the table for us. It’s part of, they are part of, they are functions that they have are part of what we needed as, in creating an internet marketing technology company. And we’re just ready to go now. It’s time to sell.

Richard Fetyko:

Got you. And then Chris you guys mentioned that the Search business you expect to be up sequentially and I, you know and overall revenues up sequentially significantly. You expect sort of, which segments of the three Search, advertising and Studio you expect the most growth on a sequential basis?

Chris Duignan:

We expect the most growth in Unicast, ad serving. We brought in the (ship) on the Search business. We look, we’re seeing a little growth in that business. To the extent that we can improve it more you know there’s an upside there. But we really see the improvement being on the Unicast side.

Patrick Vogt:	Yeah. I would agree (Richard). The growth engine of this company is going to be the Unicast delivery platform. That’s what we ultimately want to drive as we create services around that.

Richard Fetyko:	And within that Unicast business do you expect the media buying portion of the business to go up or mostly the ad delivery?

Chris Duignan:

You know we’re focused on ad delivery and you know if we have to have you know media services and other types of services we’ll do that business. But the core of what we want to do is around ad delivery and as you saw in the first quarter ad delivery was up 30% year over year which we’re very excited about.

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Richard Fetyko: Patrick Vogt: Operator:

Okay, great. All right. Thanks guys.

Thanks.

Your next question comes from the line of Jane Leby with Seal Capital. And Ms. Leby’s question has been withdrawn. Your next question comes from the line of Lee O’Dwyer with Fonz Partners.

Lee O’Dwyer:

Good morning Patrick and Christopher. I was wondering if you could elaborate a little more, kind of in a follow up to what Richard was just asking regarding this exit in the build out phase Patrick. I was on the DG call yesterday. They, Scott was clearly gushing over the technology which was nice for us to hear because you know some of us had firmly believed you had cutting edge technology for a while now.

What is it that is going to make them able to sell your technology into a channel whereas up until now we obviously haven’t seen any sales in terms of revenue?

Patrick Vogt:

So, well first of all in the agency channel we do have revenue, I think that’s what you’re referring to. But let me talk a little bit about the DG FastChannel relationship. DG FastChannel offers best in class services for broadcasters, for the broadcast, print and advertising area. In essence they’re delivering those assets to that medium and they have 21,000 stations in their network.

Their customers have been asking for an online service. And you know Scott runs a very tight ship over there and he did his due diligence. And through his process selected our technology to power his online products and services and subsequently made a $4.3 million investment in our company.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 20

The way we are going to go about this is this is not, you know from an agency side Scott’s team usually focuses on the broadcast side of the house where our team is focused on the interactive side of the house. We now have a full solution to help agencies become more efficient and having the broadcast side of the house and the interactive side of the house work a little bit more closely together.

And basically we’re building enabling technology for us to help agencies and advertisers to be more effective and more efficient in running their campaigns. The way it’s going to work is the ad gallery which is a product, a library of assets, broadcast video assets, radio assets, basically our Studio will pull assets out of their, resell it, repurpose it into our existing formats and drop them back in the ad gallery for approval.

Now the ad gallery will have rich media assets as well as print, broadcast and radio assets. Then we will drop that into a metrics and reporting system (spot) central where the media plans will be loaded and Unicast will pull that out there and deliver the ads and drop the reporting back into that system.

Now marketers will have the ability to do (spot) central to report on broadcast, print, radio and the internet. That is a very, very powerful statement. And that’s the way we’re going to be evolving this offering. When I talk about exiting the build phase, we’ve had great technology as you know (Lee), but when I joined here 20 months ago, that technology was operating very much in silos and we struggled in monetizing it.

You know Unicast ad serving was just Unicast ad serving with sales, marketing and engineering and was run somewhat separately from Search business which had sales, marketing, engineering and the Studio which had sales, marketing, engineering. In our, in the strategy to build an internet

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marketing technology platform we wanted to integrate those products and offerings.

And our high definition 3-D ad format is the perfect example of it. We’ve taken core 3-D technology that we used for site side and now we’ve integrated that into the ad business. And if you go to the, if you go to our site I recommend go to www.viewpoint.com, click on the DG FastChannel relationship and you could see the platform side on the left hand side of that website which explains all the services.

And then in the middle there it shows you the ad formats that we’re going to be powering for the DG FastChannel products and services. And those are only five of the ad formats. We could end up having 20 or 30 unique ad formats for the DG FastChannel partnership.

Lee O’Dwyer:

Great. Now my question though is really are you now going to be relying on the DG FastChannel sales force to go out and pitch the product or is it more kind of like a referral business whereby your sales guys are going to be pitching to the people that are concerned about the internet advertising aspect of the business?

Patrick Vogt:

You know Scott and I have discussed this at length. And the easy part of what we’ve just done is what was announced today. And the hard part is making sure both of these companies work together. As I’ve said in my script, this is a strategic initiative for both companies.

That means we don’t just hand our products to the DG FastChannel sales reps who are used to selling broadcast radio and print delivery solutions and media services. We have to be a part of that process. And we will be part of that process. So it will be a joint selling opportunity and where we have

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opportunities to come in through our customer set and offer traditional DG FastChannel media services we’ll do that as well.

So we’re very excited about the opportunity to jointly go in there and start winning business in this partnership. And what this gives Viewpoint Corporation is access to customers with a respected brand in the traditional media services area.

Lee O’Dwyer:

Okay, that’s helpful. That’s what I was trying to understand. In terms of the actual nature then of the relationship and revenue, are they acting as a wholesaler as it were of your products? You mentioned the Studio would be repurposing where that was needed. Would they be, you know will you be offering a discount on the Studio? Or is that a separate part of the arrangement?

Patrick Vogt:

Well you know we’ve signed, the business part of it is a simple reseller arrangement. Basically, we’re selling them repurposing solutions. Basically each ad that’s, each broadcast ad that’s repurposed or video ad that’s repurposed for the web we charge them and they would mark that up to their customers.

And then the same on the delivery side. We would get a CPM based, we provided CPM based pricing based on delivery. They would mark that up to their customers.

Lee O’Dwyer:

Okay, great. In your prepared remarks Patrick you mentioned the consolidation that you’ve been seeing that there’s certainly been a lot going on. Can you talk a little more about how we should be interpreting that? And maybe be a little, give us a little more information on what kind of opportunities that might present for us?

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Patrick Vogt:

Yeah. You know our industry is pretty hot right now and you know I will tell you that all companies like Viewpoint who are in this space are being approached by big publishers, by big agencies, by manufacturers. And if you look at what’s happened over the, you know over the past year or so you’ve got PointRoll who basically was acquired by Gannett. You’ve got DoubleClick who was just recently acquired by Google.

You’ve got Real, you know everything going on there with DoubleClick acquiring (Clip Market) before Google acquired them. So we’ve, you’ve had this consolidation. The interesting thing that’s happening, most of the consolidation is happening on the publisher side right now. And yeah, you’ve got the big three – Microsoft, Yahoo and Google really looking at acquiring assets as well as AOL and companies like this.

What we’re seeing in the publisher space is you know there are a lot of publishers that have ad business models, not just around those three or four big companies. And what we’re being approached now because of this consolidation that they want independent ad solutions providers.

So we believe this is a great selling opportunity for us. More importantly on the agency side, and I think this comes to us with the DG FastChannel relationship, now that we have this great platform across all mediums, you’re going to see a lot more agencies looking for this type of efficiency we can drive.

And the industry consolidation is going to actually help our relationship. So you know sometimes there’s a little luck involved with stuff you do. You know the DG FastChannel relationship that we have with Scott and team

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which will power a lot of our agency business, we think it would be successful irregardless of consolidation. But consolidation is definitely going to help it.

Lee O’Dwyer:	Okay. And then just one final bookkeeping question for Christopher. What would you put the fully diluted share count at now Christopher after the recent financing?

Chris Duignan:	With our options outstanding and warrants outstanding it comes out to about 70 million shares or sorry, 80 million shares outstanding.

Lee O’Dwyer: Patrick Vogt:	Okay, great. Thanks very much. No. It’s 81 million, a little over 81 million but then when you add in options and warrants there’s another 12 million.

Lee O’Dwyer: Patrick Vogt: Chris Duignan: Patrick Vogt: Chris Duignan: Patrick Vogt: Lee O’Dwyer: Chris Duignan:

Okay.

After…

(Unintelligible). I’m sorry (unintelligible).

…this is after the close of the DG FastChannel.

You’re talking about after the MAKOS acquisition.

Yeah. Yeah. Chris was talking only after the MAKOS acquisition.

Understood. Great. Thank you…

You bet

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 25

Lee O’Dwyer: Operator:	…very much. Again, in order to ask a question please press star then the number 1 on your telephone keypad. Your next question comes from Jane Leby with Seal Capital.

Jane Leby:

Good morning. I just wanted to understand a little bit more about profitability for next quarter. Is that going to be companywide and is that going to be on the operating income line? In other words, it’s not going to be from you know interest income or something.

Chris Duignan:

No. I mean we see improvements in operating performance. You know I mean to the extent that we can improve in next quarter I think we have some huge possibilities there. Our guidance is really for 2007 where we see the increasing revenue and significant increase in you know operating performance on the bottom line performance.

Jane Leby: Patrick Vogt: Jane Leby: Patrick Vogt:

Okay. So not necessarily next quarter but for the year you’ll see…

No, no. We see…

…possibilities?

Yeah, no, we do see significant improvement in Q2 versus Q1. So we see significant improvement sequentially in revenue growth and bottom line performance Q2 versus Q1 sequential…

Jane Leby:	Okay.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 26

Patrick Vogt: Jane Leby:

…improvement.

Okay. Okay, and then just on the DG FastChannel, I guess you will be recognizing that revenue in arrears. So in other words once they’ve signed that business, that book of business they will then notify you and then you will recognize the revenue properly in the following quarter.

Or you know how are you going to do revenue recognition?

Chris Duignan:

The revenue will probably be recognized as related party and it will be recognized when it’s earned. So we’ll be, you know part of the solutions that we provide is our ability to track the performance of a campaign. So we’ll be able to track that revenue and record that quarterly and (unintelligible).

Jane Leby:

Okay. And then also just in terms of channel conflicts, you guys have your own sales force and I presume, you know how have you split that up with DG? I mean is it a case of you know them going off to certain regions and you going off to others? Or you know is it a joint sales? Do both sales forces get compensated?

Patrick Vogt:

Basically our publisher sales force will remain in tact and continue to do the great stuff they’re doing. Our marketer direct sales force and the momentum we have there will remain in tact. Our agency sales force will be selling the DG FastChannel solution with the DG FastChannel sales folks.

Jane Leby: Patrick Vogt:	Okay. And both will be compensated? Both will be compensated because as our folks sell the services we recognize revenue as a reseller so they’re compensated on that. And naturally I can’t

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speak to the mark up specifically but you know Scott will recognize revenue with our cost of goods sold plus a mark up.

Jane Leby:

Okay. Okay, and then so I suppose you know going forward, I don’t know the business that well, but going forward obviously you’re going to look for growth in advertising systems and Search and the business services. And licenses, what happens to licenses? What should we…

Patrick Vogt: Jane Leby: Patrick Vogt:

You know the interesting thing about…

…(unintelligible)?

…licenses is as part of our publisher channel you will probably see some license, us winning some licensing business. And licensing not only our client side application technology similar to the way we’ve done with AOL. But also licensing our delivery platform as well with the self service tools that we now have in place for agencies and publishers.

Jane Leby: Patrick Vogt:

Okay.

So we do see significant increase in licensing. Another small part of the licensing line you’ll see in the detailed financials is we started selling our enlivened content creation tools again. And we’ve raised the prices and I think over the last couple of months we’ve sold more enlivened products.

We used to give a trial away. We sold more enlivened products than we had over the previous year. So this is an important part of our strategy. Not material financially right now but it’s an important part of our strategy to build out our internet marketing and technology platform because these are

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the 3-D content creation tools that we would eventually license to creative folks within agencies.

Jane Leby: Patrick Vogt:

Okay. And any, you know any sort of doing a reverse stock split?

You know I will tell you we’re just looking at running our business right now and doing what’s best for the investors. If a reverse stock split is in the future and that’s best for our shareholders and all of our constituents, you know me and the board will make the appropriate decision. So I really can’t comment on anything like that at this point in time.

Jane Leby: Operator:	Okay, no problem. Okay, great. Thank you. Your next question comes from the line of Patrick Flavin with Flavin, Blake & Company.

Patrick Vogt: Patrick Flavin: Patrick Vogt: Patrick Flavin: Patrick Vogt: Patrick Flavin:

Hi Patrick.

Patrick, I’m just trying to, you’ve got a great first name by the way.

Thank you.

I’m just…

You as well.

I’m just trying to figure out the share count now, on the DG FastChannel call they mentioned that they bought 10,750,000 at 40 cents a share or thereabouts and that Gruber & McBaine bought a million dollars worth which would be 2-

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 29

1/2 million shares. So that’s a little over 13 million shares plus warrants as they said.

Can you take us from before the deal to after the deal?

Patrick Vogt:

Yeah. Let me take you through that. We had 67 million, rounded up, it was actually 68.6 million shares outstanding before the deal. The Gruber and the DG FastChannel that adds another 13.2 million which brings us to around 81.9 million shares as part of the deal.

The warrants and options and everything else we have outstanding including the warrants that a part of the Gruber, the recent Gruber McBaine and DG FastChannel investment totaled 12 million. So if you add up to 82 million plus the 12 million we’re at 94 million shares now fully outstanding.

Patrick Flavin:	Okay. And of the 12 million warrants, how much of those are the DG and Gruber & McBaine pot?

Patrick Vogt:	Do we, do you have the details on the warrants specifically? I believe it’s 3.3 million.

Patrick Flavin: Patrick Vogt: Patrick Flavin:	3.3 million between the two of them? Yes. Very good. Thank you very much Patrick.

Patrick Vogt:	Okay.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 30

Operator:	Your next question is a follow up question from the line of (Richard Pedicoe) with (Merriman, Curan & Ford).

Patrick Vogt: Richard Fetyko:

Hey (Richard).

Hey guys. Just a follow up on the DG FastChannel. What would be the sort of potential size of business per client? I mean could it be also you know half a million, million type of revenue per client that you could gain from DG FastChannel?

Patrick Vogt:

Yeah, we think it’s, we think for Viewpoint it’s definitely going to be significant and as well for DG FastChannel. I think the only thing we’re stating about it right now is that the DG FastChannel opportunity and there will be business this year, is not included in the strong Q2 we see and the 2007 guidance that we’ve given.

So we’re going to assess…

Richard Fetyko: Patrick Vogt:

Yes.

We’re going to assess the opportunities on the next call. You know I’d like to announce a few customer wins but I believe it will be significant for Viewpoint going forward. And it’s addressing a channel, the agency channel which for a small company just the way agencies are structured it’s definitely difficult to get some reach out there because we’re going into every creative director and media director one at a time.

And they’re dedicated to one customer. So this really gives us the opportunity and the reach into that channel that we so greatly needed from a selling

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 31

standpoint. But I, you know we’ll give you an update on the next call as to specific numbers.

Richard Fetyko:

Okay. And then with regards to the portals and relationships there, you mentioned (C Net), NBC, Yahoo and so forth. What are you doing to get more share of business from these portals? And does the recent fallout that PointRoll had with Yahoo create an opportunity for you as well?

Patrick Vogt:

Well you know this is, you know these are nice positive industry things that have recently happened that are going to help our business. You know (C Net) we’re doing rich media, we’re creating products for them. Their reps are selling those products and we’re doing a lot of their rich media ad serving for their system.

And you know AOL we’re still a preferred vendor with AOL and we have a great relationship there and that will continue. Yahoo and MSN are very strong relationships. We see growth there. And you know we want to replicate that AOL model where we have client side application technology that we can license and then that’s the razor.

And then you have the delivery business which is the blade after we license our technology. So there’s also a stickiness factor there. That however is a longer sales cycle. So we do business with these folks right now but as we integrate our technology into their processes and integrate our platform, our Unicast ad platform into their operations, we become a little bit more sticky and it becomes a nice recurring revenue stream.

I am really, really, really bullish on our publisher segment. We’ve got a lot of great opportunities there right now. Some of it’s just from the products that

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 32

we’ve created, some of it’s from the great publisher sales team that we have and then the other part of it is what’s happening in the industry.

Richard Fetyko:

And also on the Search side of the business you mentioned you’re kind of integrating some new Yahoo features. And I was also wondering you know if you could elaborate on that. But also does the Yahoo launch of the Panama project help you with increasing the click through rates on your toolbars?

Patrick Vogt:

Yeah, you know overall from a business fundamental standpoint the Panama project has been very successful in our eyes. It’s helped us with revenue. We’ve also cracked the, I can’t give the specifics but we are one of the top search distribution partners now with Yahoo.

And it’s a more strategic relationship than it has been before. (Tony Biana) on my team who we hired from Dell is really doing some great work in managing that business. We, you know as we stated, we launched an Amazon shopping area, part of this utility model to an application based model around search.

We launched local news, we launched a city search product and now Yahoo has other properties like Yahoo Shopping and Yahoo Music and all of these other types of search properties that they have that we can leverage into our toolbars.

So for the first time we’re going to see, we did see slight sequential growth from Q4 to Q1. But that’s pretty positive because you do have some seasonality in the search business. So Q4 is a pretty, it’s pretty seasonal there for search.

But we do see some pretty good growth coming from Q1 into Q2 in the search business. So we’ve turned it around, we’ve stabilized it. I don’t think it’s

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going to be the growth engine of the company but it definitely can be a nice profit maker for us.

Richard Fetyko:	Thanks. And what were the Unicast ad campaign launch for the Unicast business actually that you mentioned? And how do you expect will that be?

Patrick Vogt:

We’re not going to disclose the media plan because we have relationships with publishers and we try to negotiate real good discounts. But I think I would recommend everyone going to the release that we announced yesterday.

It will actually show you two of the ads that are running. And I really want you to take a look at the HD 3-D technology. The visual fidelity in these ads are far, are the best in the industry bar none. So go check that out. We’ll see the ad campaign launching in May.

And there is one more ad coming out which will be a truly interactive 3-D ad. So the HD 3-D platform again is for visual fidelity. It’s just phenomenal. The truly interactive 3-D ads are for interaction and its immersive experience with customers and the brand that we support.

Richard Fetyko: Operator: Patrick Vogt: Paul Sonz:

Okay. Thanks a lot.

Your next question comes from the line of Paul Sonz with Sonz Partners.

Hi Paul. How are you?

I’m good. I’m good. I have a question. In the last call I think it was, you highlighted the opportunity in the political arena. And I wondered how that was going.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 34

Patrick Vogt:

That is going very well. I was down in Washington around six weeks ago. We had meetings with a lot of folks down there, government agencies in both the democratic and national committees and some other folks. So we have a full political ad suite. We will take advantage of the online spend that will happen probably more in the second half to next year, in an election year.

We’re poised to do very well there. And we, you know we’re real excited about the opportunity there. You know I didn’t mention it in this call because you know we’re still building out the relationships there and meeting with these folks. So being a little bit more conservative, I see that being more of a second half, really into Q, a second half into 2008 revenue stream for us because that’s when they’ll start spending online.

Most of the political campaigns right now are looking at building up their e- mail lists and we’re actually looking at doing some work on the Studio side and the creative side of the house to help them do that. But when you’ll see the Unicast revenue stream happen it’ll probably be second half, late second half into 2008.

Paul Sonz:

A second question sort of different from that. Is the media player and the penetration of the media player into the market still an important feature of Viewpoint going forward or is that no longer really a sort of a key element to what you guys are doing?

Patrick Vogt:	You know it’s a great, great question and hopefully I can eloquently answer it. So if you don’t understand my answer please ask it again and I’ll try a different way.

Paul Sonz:	Okay.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 35

Patrick Vogt:	Okay? Historically, Viewpoint has been a company around you know when they went into customers they said we are 50% penetration of our Viewpoint media player.

Paul Sonz: Patrick Vogt: Paul Sonz: Patrick Vogt:

Right. Exactly.

And the brand was around the Viewpoint media player.

Right.

I don’t care about media player branding frankly speaking. It’s not part of our strategy. Our strategy is really going to be driven by content. So let’s take enliven or (VET) content, Viewpoint Experience content. We’re going in and stating that when you create 3-D, truly interactive 3-D content in VET with enliven, we’re compatible with 90% of the players on the market.

That’s just an example I’m giving going forward. Right now we’re compatible with 50% of the players on the market, only ours, right?

Paul Sonz: Patrick Vogt:

Right.

So that’s a significant, significant paradigm shift and strategic shift. And then you’re going to ask Patrick, well why are you doing that? And the reason why is if a big, if Adobe or Microsoft or someone wanted to integrate our 3-D technology into their platform I’d love to make it happen.

And then we’d say enliven and VET content are compatible with that 90%, right?

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 36

Paul Sonz: Patrick Vogt:

Right.

But we’re also going out there and replicating that AOL model. So when we’re talking to big publishers around their IM and e-mail clients, as we build out technology for them and integrate our technology into theirs we will not put it under Viewpoint brand anymore. They will be white label players.

So going forward you could have player, you could have white label player x, white label player y, the Viewpoint player and other players in the market that are compatible with Viewpoint and enliven content. And that is the strategic shift that we’re taking the company in, which is very important in licensing our content creation tools eventually to agent.

Paul Sonz:

So in other words, you see the media player itself or the technology and having the technology on as many computers as possible is still something that’s important to you. You just don’t care whether somebody calls it Viewpoint or Adobe or whatever.

Patrick Vogt: Paul Sonz: Patrick Vogt:

Yes. That’s correct.

Okay.

Distribution’s still important but it’s not distribution of our player. I don’t really care about the Viewpoint media player penetration. All I care about is that the content we’re creating for the ad business and the site side business, website business is compatible with as many players as possible out there.

Paul Sonz:	Does that mean that you’re just willing to sort of just license the technology to anybody for no fee?

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 37

Patrick Vogt:	No. We will not under my watch license, give away our technology. Now we may use it as a leverage point to guarantee exclusivity and ad delivery which is just a different way of licensing it, right?

Paul Sonz: Patrick Vogt:	Right. But we will not give it away for the sake of giving away. That is something that we will not be doing going forward. That will not happen under my watch (unintelligible).

Paul Sonz:

Have you noticed as you develop these 3-D products which of course depends on that technology, have you noticed or had an increased in interest from players, players I mean as in people like Adobe, Microsoft, whatever, in terms of the technology?

Patrick Vogt: Paul Sonz:	State that again. You broke up there a little bit. What I was saying is, is that as you’ve developed some products that of course depend on your technology in the 3-D products and whatnot.

Patrick Vogt: Paul Sonz:

Yep.

And in delivering it and developing those have you seen an interest from other people, industry players that are now coming around and having an interest in using that technology and, in their format?

Patrick Vogt:

Yes, absolutely. I mean one of the high definition, 3-D HD or high definition 3-D format basically takes 3-D technology with our proprietary rending engine, imports it into Flash and then those ads that you can go view right now for the Unicast ad campaign, it gives a higher visual quality.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 38

Now that 3-D is not interactive because we’re running that out of the Flash…

Paul Sonz: Patrick Vogt:

Right.

…out of the Flash engine. So you’re going to see more of that and we think that’s a growth engine for our company going forward. Now the beauty of this is even though our content is compatible with only 50% of the players out there, remember we built Unicast agnostic to player.

Paul Sonz: Patrick Vogt:

Of course.

It doesn’t need the Viewpoint media player. It’s compatible with Flash, it’s compatible with all the players out there. But let’s take it, let’s go to the customer level, right? 50% is not a small amount of distribution.

Paul Sonz: Patrick Vogt:

Right.

So if they’re doing stuff in traditional content that most of our ad delivery partners are doing for enriched media, you know the, you know you could be looking at just say a .5% quick (unintelligible). And then if you use truly interactive 3-D you may be looking at a 1% quick (unintelligible).

Paul Sonz: Patrick Vogt:

Right.

So if you do, because we (sniff) for our player, if you are running a campaign that has truly interactive 3-D ad like the 3-D cube with a backup Flash ad your campaign is going to click through it .75%. That’s significant.

Paul Sonz:	Yep.

FINANCIAL DYNAMICS Moderator: Julie Prozeller 05-09-07/10:00 am CT Confirmation # 8050565 Page 39

Patrick Vogt:	And if you just ran it in that 2-D Flash it’s .5% and eventually as we get the content, our content compatible with more players, the performance improves.

Paul Sonz: Patrick Vogt:

Right. Okay, good. Thank you very much.

I do want to make one correction around the shares outstanding. Basically we have, let me go through this one more time. We had 68.3 million before MAKOS, 67.6 million before MAKOS. After MAKOS we had 68.3 million. With the DG FastChannel investment and the Gruber McBaine investment in the company that took us to 81.5 million shares.

I was accurate on the 81.5. The outstanding options is 9.2 million and the warrants totally is 4.6 million. So we’re fully diluted at 95.4 million. I just, I believe I stated 93 million earlier in the call. Any other questions?

Operator: Patrick Vogt:	At this time there are no further questions. Okay, I’ll hand it, I’ll hand the call, thank you very much. We look forward to the next earnings call. And I’ll hand the call back to Julie.

Julie Prozeller:	Thank you for joining us today. We’ll be posting the transcript for this conference call on the website, www.viewpoint.com, later today. Thank you for joining us.

Operator:	This concludes today’s conference call. You may now disconnect.

END